                                                                EXHIBIT 9.1


                                VOTING AGREEMENT

                  This VOTING AGREEMENT (this "Agreement"), dated as of April 30, 2001, is made by and among Del Webb Corporation, a Delaware corporation ("Del Webb"), and those persons listed on the signature pages here (each a "Stockholder" and collectively, the "Stockholders"). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

                  WHEREAS, concurrently herewith, Del Webb, Pulte Corporation, a Michigan corporation ("Pulte"), and Pulte Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Pulte ("Merger Sub"), are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into Del Webb (the "Merger").

                  WHEREAS, the Merger is subject to certain conditions, including the approval of the Pulte Meeting Matters by holders of a majority of the shares of common stock, par value $.01 per share, of Pulte (the "Pulte Common Stock") attending the Pulte Merger Stockholders Meeting and entitled to vote thereon.

                  WHEREAS, each Stockholder is the record and beneficial owner of the shares of Pulte Common Stock set forth opposite such Stockholder's name on the signature pages hereto (such shares owned by such Stockholder as of the date hereof, together with any additional shares of capital stock of Pulte owned by such Stockholder after the hereof, the "Shares").

                  WHEREAS, as a condition to Del Webb's willingness to enter into the Merger Agreement, and as an inducement for Del Webb to do so, the Stockholders have agreed for the benefit of Del Webb as set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                  1. Agreement to Vote.

                  1.1 Pulte Meeting Matters. Subject to Section 2, each Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of Pulte, however called, such Stockholder shall
(a) vote the Shares in
favor of the Pulte Meeting Matters, (b) vote the Shares against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Pulte under the Merger Agreement, and (c) vote the Shares against any Pulte Acquisition Transactions (other than the Merger and the other transactions contemplated by the Merger Agreement). Stockholders hereby revoke any proxy previously granted by them with respect to the Shares. For purposes of Sections 1.1 and 1.2, the Stockholders agree to direct, to the fullest extent permitted, the voting of any Plan Shares (as defined in Section 3.1(a)) consistent with the provisions of Sections 1.1 and 1.2.

                  1.2 Director Nominees. Each Stockholder hereby agrees that at the next annual meeting of the stockholders of Pulte for the election of directors such Stockholder shall vote the Shares in favor of, or give written consent for, the election of the Director Nominees (as defined in the Merger Agreement) to the Pulte Board of Directors nominated in accordance with the provisions of Section 4.11 of the Merger Agreement.

                  1.3 No Inconsistent Arrangements. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (a) transfer (which term shall include, without limitation, any sale, gift, pledge, hypothecation, or other disposition) ("Transfer"), or consent to any Transfer of, any or all of the Shares or any interest therein, other than gifts to donees who agree to be bound by the terms of this Agreement, (b) except with Del Webb, enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all of the Shares or any interest therein (other than Transfers permitted by Section 1.3(a)), (c) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares, (d) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (e) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement or which would make any representation or warranty of such Stockholder hereunder untrue or incorrect.

                  1.4 No Solicitation. Each Stockholder hereby agrees that it shall not, and shall not permit or authorize any of its affiliates, representatives or agents to, directly or indirectly, encourage, solicit, explore, participate in or initiate discussions or negotiations with, or provide or disclose any information to, any corporation, partnership, person or other entity or group (other than Del Webb or any of its affiliates or representatives) concerning any Pulte Acquisition Transaction or enter into any agreement, arrangement or understanding requiring Pulte to abandon, terminate or fail to consummate the Merger or any other transactions contemplated hereby or by the Merger Agreement. Each Stockholder will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Pulte Acquisition Transaction.

                  1.5 Reasonable Best Efforts. Each Stockholder shall promptly consult with Del Webb and use reasonable best efforts to provide any necessary information and material with respect to all filings made by such Stockholder with any Governmental Entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

                  2. Expiration. Sections 1.1 through 1.5 of this Agreement and Stockholders' obligations thereunder shall terminate on the earlier of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time, provided, however, that if the Effective Time shall occur, then Sections 1.2 and 1.5 shall terminate immediately after the next annual meeting of Pulte stockholders for the election of directors.

                  3. Representation and Warranties of Stockholders. Each Stockholder hereby represents and warrants to Del Webb as follows:

                  (1) Ownership of Shares. On the date hereof, the Shares are owned of record and beneficially by Stockholder and, on the date hereof, the Shares constitute all of the shares of Pulte Common Stock owned of record or beneficially by Stockholder other than shares of Pulte Common Stock subject to issuance upon the exercise of options held by the Stockholders and the Stockholders' share of Pulte Common Stock held by the Pulte Corporation Common Stock Fund or the Pulte Home Corporation Investment Savings Plan (the "Plan Shares"). Each Stockholder has good and valid title to the Shares, free and clear of any lien, charge, encumbrance or claim of whatever nature. Stockholder has sole voting power and sole power of disposition with respect to the Shares, with no restrictions on Stockholder's rights of disposition pertaining thereto, subject to applicable federal and state securities laws (including Rules 144 and 145).

                  (2) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholders, enforceable against Stockholder in accordance with its terms.

                  (3) No Conflicts. Other than in connection with or in compliance with the provisions of the Exchange Act, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by Stockholder of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of determination or acceleration under, or result in the creation of any lien, encumbrance, pledge, charge or claim upon any of the properties or assets of Stockholder under any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Stockholder is a party or by which its properties or assets are bound which would reasonably be expected to materially restrict or hinder the performance of Stockholder's actions hereunder.

                  (4) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

                  (5) Information. Stockholder understands and acknowledges that Del Webb has been conducting a due diligence investigation of Pulte and may have information which is material regarding Pulte and its financial performance and prospects and which is not publicly disclosed. Stockholder agrees that it shall not take any action against Del Webb in respect of such information.

                  (6) Chapters 7A and 7B. Pulte is not subject to Chapter 7A and Chapter 7B of the Michigan Business Corporation Act.

                  4. Additional Shares. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Del Webb of the number of any new Shares acquired by Stockholder, if any, after the date hereof.

                  5. Further Assurances. From time to time, at the request of one party hereto and without further consideration, the other party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable in connection with the performance of its obligations hereunder.

                  6. Miscellaneous.

                  1.6 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) may not be assigned by operation of law or otherwise.

                  1.7 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

                  1.8 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by hand delivery, telegram, telex or facsimile or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         If to Stockholders:

                         William J. Pulte
                         33 Bloomfield Hills Parkway, Suite 200
                         Bloomfield Hills, Michigan 48304
                         Facsimile:  (248) 443-4598

                  with a copy (which shall not constitute notice) to:

                         Honigman Miller Schwartz and Cohn LLP
                         2290 First National Building
                         660 Woodward Avenue
                         Detroit, Michigan  48226
                         Attention:  David Foltyn
                         Facsimile:  (313) 465-7381

         If to Del Webb:

                         Del Webb Corporation
                         6001 North 24th Street
                         Phoenix, Arizona 85016
                         Attention:  General Counsel
                         Facsimile:  (602) 808-8085

                  with a copy (which shall not constitute notice) to:

                         Skadden Arps Slate Meagher & Flom LLP
                         300 South Grand Avenue, Suite 3400
                         Los Angeles, California 90071
                         Attention: Joseph J. Giunta
                         Facsimile: (213) 687-5600

         If to the Directors Nominees (after the Effective Time), at the address listed for such Director Nominees on the books of Pulte:

                  with a copy (which shall not constitute notice) to:

                         Skadden Arps Slate Meagher & Flom LLP
                         300 South Grand Avenue, Suite 3400
                         Los Angeles, California 90071
                         Attention: Joseph J. Giunta
                         Facsimile: (213) 687-5600

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  1.9 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each Stockholder and Del Webb irrevocably submits to the exclusive jurisdiction of any Delaware state or federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court, and hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and the right to trial by jury.

                  1.10 Specific Performance. Each Stockholder recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other to sustain damages for which it would not have an adequate remedy at law, and each Stockholder agrees that in the event of any such breach Del Webb, in the case of Section 1.1, and the Director Nominees, in the case of Section 1.2, shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  1.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

                  1.12 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  1.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  1.14 No Agency. Nothing herein shall be deemed create any agency or partnership relationship between the parties hereto.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                     DEL WEBB CORPORATION


                                     By: /s/ LeRoy C. Hanneman Jr
                                         ---------------------------------------
                                         Name:  LeRoy C. Hanneman Jr
                                         Title: Chief Executive Officer

850,442 shares of                    /s/ William J. Pulte
Pulte Common Stock                   -------------------------------------------
                                     WILLIAM J. PULTE


2,282,400 shares of                  WILLIAM J. PULTE TRUST
Pulte Common Stock                   u/a/d January 26, 1990, as amended


                                     By: /s/ William J. Pulte
                                         ---------------------------------------
                                         William J. Pulte, Trustee


7,273,061 shares of                  JOAN B. PULTE MARITAL TRUST
Pulte Common Stock                   u/a/d January 26, 1990


                                     By: /s/ William J. Pulte
                                         ---------------------------------------
                                         William J. Pulte, Trustee


103,846 shares of                    WILLIAM J. PULTE GRANTOR
Pulte Common Stock                   RETAINED ANNUITY TRUST
                                     u/a/d March 8, 2000


                                     By: /s/ William J. Pulte
                                         ---------------------------------------
                                         William J. Pulte, Trustee